EXHIBIT 99.1

Medis Technologies Ltd.

805 Third Avenue

New York, NY 10022

Tel: 212-935-8484 Fax: 212-935-9216

Email: medistechnologies@broadviewnet.net

January 3, 2005

Dear Fellow Shareholder,

It occurred to me that the beginning of the New Year would be an appropriate time to share with you my thoughts about the year that passed and the exciting prospects for this coming year. During the past year we were able to complete the basic foundations to our business and as you know, once the building foundations are in place, it is amazing how quickly the above-the-ground structure rises. This year, I believe, we will be very impressed by the speed of developments in our business. I’d like to describe some of the major building blocks that are now in place and a road map for moving to volume production and sales by the end of this year.

Building Blocks Now in Place

This past year has seen the completion of the key technological developments required to make our fuel cell Power Pack products. That is not to suggest that the technology will stop advancing significantly, but I expect that those advances will represent continued improvements, rather than the kinds of break through inventions that were completed this past year. Here are some examples of what I mean: Our power density has reached ninety-milliwats per centimeter square (90 mW/cm2) at room temperature. This is more than any fuel cell results publicly reported by any other company and quite sufficient for our Power Pack products. Nevertheless, during this year, we expect to increase that performance significantly. Our Energy Capacity this year has reached 350 Watt hours per kilogram( Wh/ kg), once again more than any publicly reported results by other fuel cell companies and sufficient for our Power Pack products, yet our target for year end is 500 Wh/kg.

New Inventions — Patents

During this past year we filed patents for a number of important inventions designed to make our Power Packs commercially attractive. We have successfully solved the ability of the Power Pack to operate in every orientation. We have developed a new, innovative power management system that allows the Power Pack to respond to the voltage requirements of different devices and still use an inexpensive connector to the device. And we have combined that system with our DC to DC converter in the form of a small Application Specific Integrated Circuit (ASIC) about one-third the size of the original ASIC.

While on the subject of patents, I would note that we have now received three United States patents on our fuel, which is the heart of our fuel cell invention and twenty-three international patents on the fuel, including patents from the major European countries as well as Japan, Korea, China and Russia. We expect patents that we filed on our other inventions to start being issued this coming year.

   Pre-production Preparations for Volume Production

Another key area for our building blocks has been the pre-production preparations for volume production. Because micro fuel cell products have never been produced in commercial volume before, we have had to develop most of the tooling for volume production ourselves. We have been fortunate to have been able to engage the services of companies like Eastman Kodak Global Manufacturing Services and Flextronics International as well as a number of Israel based subcontractors and highly respected scientific groups world wide — university, government and commercial- to help us develop the engineering required for volume production of our electrodes, catalysts, fuel, electronics and other elements. Preparing for volume production has been a major effort this past year, requiring increased expenditures on our part, and will continue in even greater scale during 2005 as we ready for production.

Kodak Global Manufacturing Services has also been very helpful in the certification program for our fuel and fuel cells with Underwriter’s Laboratory and other agencies, including determining the Material Safety Data Sheet (MSDS) regarding our fuel and electrolyte showing that are non-flammable and non-toxic.

Key Distribution Relationships

During this past year we put in place key distribution relationships for our Power Pack products. Kensington/ACCO Brands, subsidiaries of Fortune Brands, open the door for us to the “big box” stores like Best Buy and Circuit City as well as office supply stores such as Office Max and Office Depot which we think will be excellent sources for the “enterprise” market. Kensington has a full time manager devoted to working with our Medis team and they provide valuable resources for marketing, packaging and design know how. Superior Communications has relationships with Cingular, AT&T Wireless, T Mobile and Alltel where they provide important services such as supply chain management, product mix management and sales training for retail associates. ASE Inc. has a broad outreach to various channels such as drugstores, convenience stores, department stores, airports stores and duty free shops, representing some 50,000 doors in the United States and Canada.

During this past year, we had very successful demonstrations of our Power Pack products. In June, in Palo Alto, California, we demonstrated disposable and refuelable working Power Packs to representatives of major Original Equipment Manufacturers (OEMs) and other potential customers and then took our show to standing room only (as some of you who were there will remember) in New York. We were pleased to have the opportunity to hear presentations at those showings from executives of Eastman Kodak Global Manufacturing Services, Flextronics and General Dynamics Corporation.

   Military Product Deliveries to General Dynamics

Last month, we delivered sixteen functional prototype Power Packs and fuel cartridges to General Dynamics C4 Systems for testing in connection with an advanced rugged personal digital assistant (PDA) being developed for the U.S. Department of Defense. As we announced a week after the tests, these Power Packs performed at what we consider historic levels — greater than any other we know of — providing 5 watts and 5 volts, operating for many hours with each fueling and operating in every orientation without noticeable heat. Now, we are responding to the suggestions from General Dynamics to develop a next iteration of the Power Pack to meet the military and mission specifications that we have been working on together. Our mutual goal is to present the completed product to the military market within nine months. We are also progressing in the development of more powerful Power Packs of about eight watts for a tablet computer made by Itronics to fulfill an order from General Dynamics pursuant to a contract awarded to General Dynamics by the USAF. Delivery for that product is planned in about ten months.

A few weeks ago, we opened our modern new facilities in the Global Park Technology Complex in Lod, Israel and had the pleasure of being joined in the opening ceremonies by Moshe Katsav, the President of Israel, together with his Aide de Camp General Shimon Hefetz and Moshe Keret, President and CEO of Israel Aircraft Industries. These new facilities consist of about 38,000 square feet of space and boast modern laboratories, pilot manufacturing facilities and office space. These facilities will facilitate our ability to enter the next phase of our operations that I will describe below including commercialization and production of our products.

Strengthened Cash Position

Finally, just before year end, we were able to strengthen our cash position with the exercise of warrants, including $1,850,000 invested by Howard Weingrow, our president, and me and an entity we own that adds to our shareholdings of which, I might note, we have never sold a share. We also took advantage of an extraordinary offer from an outside shareholder to purchase 220,000 unregistered shares for $3,080,000 under favorable conditions for our company. As a result of these share purchases, our present cash position provides us with much more flexibility about funding our production operations during this year.

The Year Ahead

Our primary focus for 2005 is clear. We want to be in a position to begin volume production and sales by the end of the year. That target requires us to complete the pre-production engineering; complete the tooling for production; have production lines in place; and have contracts with one or more producers. In order to establish production lines, we will look for customer orders for the production runs. Here is how we plan to accomplish that.

First, Kensington, at its booth at the Consumer Electronic Show in January, plans to present our Power Pack product to large numbers of electronic device distributors and retailers as well as major OEMs. This will be the first opportunity for many of these companies to familiarize themselves with our products and our programs.

Scheduled Roll-Out of Power Pack Units

Then, starting at the end of February we enter a key stage in our company’s life: we plan to roll out hundreds of pre-mass production units of our disposable Power Packs made for the consumer market for study and testing by different potential customers. We expect the pre-production Power Pack to carry out all the functions of our final Power Packs products, that is, to provide a number of charges for a cell phone battery as well as have sufficient power to charge the batteries for similar devices such as PDA’s, MP3’s, digital cameras and video games. Our program is to deliver units to our distributors, Kensington/ACCO, Superior and ASE for them to show the Power Packs to some of their key customers. At the same time, we have demonstration meetings scheduled in March with major mobile operators in the United States and Europe as well as large OEM’s. We will make our technicians available so that all of these companies will have the opportunity to study the units and perform whatever tests they choose. We are looking for feedback from these potential customers around which we will conclude our final designs as well as indications of orders.

   Benefits to Mobile Operators

I should note here that we believe –and preliminary conversations support that belief – that the Power Pack product represents two compelling benefits to the mobile operators who offer it for sale to their multi-million customer subscriber base. First, it will enable their customers to use their cell phones or other mobile devices many more hours, thus increasing average revenue per user (ARPU). This is a very important goal for the mobile operators. Second, it offers the operators the opportunity to earn very significant profits on the sale of the Power Packs, particularly because the cost of accessing their existing subscriber base is limited.

Sometime towards mid 2005, based on the feedback from these potential customers we will lock into place the final iteration of the product we intend to produce. We then plan to return to those interested customers and seek firm orders from those who wish to be sure of an allocation of product. Those orders will be the basis for our production plans.

During that time we will submit the final planned product for certification by UL and other sources.

Moving To Volume Production

For many months we have been preparing ourselves to move to volume production. We have developed the lines for electrode production and already have in place the line for the cathode, with delivery of the line for the anode expected soon. We have recently exercised an option on 4,000 square feet as part of our new facility that we plan to use for our electrode production and we already have in place production for our fuel and catalysts using machinery specifically designed by our team. Our plan is to start our production program using the electrode, catalyst and fuel production lines in our own facilities and when required to do so, as production requirements increase, to make a technology transfer of those facilities to the production lines run by others.

Sometime after our presentations in March, we plan to firm up a relationship with one or more large-scale manufacturers to start tooling for producing our disposable Power Packs and later for producing our refuelable Power Packs and the cartridges. We are already in discussions with recognized international companies capable of high volume production and our goal is to finalize a transaction by the middle of this year.

As part of this program, we will consider different ways of financing the production lines. These include financing from the producing party, financing from a third party based on orders and equity financing from Medis. As I noted earlier, the year-end funding we accomplished will help provide more flexibility regarding those decisions.

As you can see, this is an ambitious program that will require a concentration of all of the many talents in our company. When you look at how much has been accomplished in this past year and how far along we are, I think that you will agree with me that we can achieve our goals. We should never forget that we own what I consider to be the most advanced technology in the world for powering portable devices. We alone, of all the companies in this field, have been able to demonstrate the levels of power, the costs to manufacture, the absence of heat, flammability and toxicity that are required for a successful commercial fuel cell product capable of satisfying the sharply increasing consumer needs for more power and more lasting power for a broad array of portable electronic devices. I am convinced that there is a huge market for our Power Pack products and that we will succeed in delivering Power Packs that satisfy that market and bring us and our employees ample rewards for our investment and commitment.

I don’t want to extend this lengthy letter much more by going into details about the CellScan or any other of our products. Suffice it to say that the CellScan plans are moving forward on the two courses that I have previously described to you. We are preparing for tests with major Israeli hospitals to establish the CellScan’s ability to measure the response of an individual’s cancer cell to determine whether a proposed chemotherapy will be effective. We plan to start those tests early this year. We are also about to test new grids that have been developed with a view to adding very valuable capabilities to the CellScan as a research instrument.

Allow me to express my best wishes on behalf of all of us at Medis Technologies to all of you, for a happy, healthy and rewarding New Year.

Sincerely, Robert K. Lifton Chairman & CEO